Exhibit 99.2

Press Release

TRIANGLE PETROLEUM ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

Denver, Colorado, March 11, 2011 – Triangle Petroleum Corporation (“Triangle” or the “Company”) (NYSE Amex: TPLM) announced today that it has priced a public offering of 16,500,000 shares of common stock to the public at $7.50 per share. The net proceeds to the Company from the offering are expected to be approximately $116.8 million, after deducting underwriting discounts and commissions and other estimated offering expenses. The Company expects to close the sale of the shares of common stock on March 16, 2011, subject to customary closing conditions. The underwriters will have a 30-day option to purchase up to an additional 15% of the offered amount of common stock from the Company at the offering price, less underwriters’ discounts and commissions, solely to cover over-allotments.

The Company intends to use the net proceeds from this offering along with cash on hand to fund drilling and development expenditures, leasehold acquisitions, including its recently announced proposed leasehold acquisitions, and general corporate purposes, including working capital.

The public offering is being underwritten by Johnson Rice & Company L.L.C. and Canaccord Genuity Inc., as joint book-running managers, Howard Weil Incorporated, as senior co-manager, and BMO Capital Markets Corp., KeyBanc Capital Markets Inc., Pritchard Capital Partners, LLC, Global Hunter Securities, LLC and Rodman & Renshaw, LLC, as co-managers.

The Company has filed a preliminary prospectus supplement to its already effective registration statement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before investing, prospective investors should read the preliminary prospectus supplement and related prospectus and other documents that the Company files with the SEC for more complete information about the Company and the offering. Investors may obtain these documents without charge by visiting EDGAR on the SEC website at http://www.sec.gov. Alternatively, copies of the prospectus supplement relating to the offering may be obtained from Johnson Rice & Company L.L.C., 639 Loyola Ave, Suite 2775, New Orleans, LA 70113, (504) 525-3767, or from Canaccord Genuity Inc., 1000 Louisiana, 71st Floor, Houston, TX 77002, (713) 331-9901.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Triangle

Founded in 2006, Triangle Petroleum Corporation is an independent oil and gas exploration company that has acquired, or committed to acquire, approximately 30,000 net acres in the Williston Basin targeting the Bakken Shale and Three Forks Formations and approximately 475,000 gross acres (413,000 net acres) in the Windsor Block of Nova Scotia.

Contact:
Triangle Petroleum Corporation
Jonathan Samuels, Chief Financial Officer
303-260-7125
info@trianglepetroleum.com

Johnson Rice & Company L.L.C.
800-443-5924
or
Canaccord Genuity Inc.
713-331-9901